Exhibit 99.1

NEWS RELEASE

Release Date:     Thursday, March 27, 2014

Release Time: Immediately

Contact:     Eric E. Stickels, Executive Vice President & CFO

Phone:     (315) 366-3702

Oneida Financial Corp. Announces Quarterly Dividend

Oneida, NY, March 27, 2014 – Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (the “Company”) (Nasdaq Global: ONFC), today announced that the Company has declared a quarterly cash dividend of twelve cents ($0.12) per share of the Company’s common stock. The dividend is payable to stockholders of record as of April 8, 2014 and will be paid on April 22, 2014.
Oneida Financial Corp. reported total assets at December 31, 2013 of $742.5 million and stockholders’ equity of $90.7 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey & Haskell Associates, Inc., an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial and investment advisory firm. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.